CERTIFICATE OF AMENDMENT TO THE

                         CERTIFICATE OF INCORPORATION OF

                                  ASTRALIS LTD.

      It is hereby certified that:

      1. The Certificate of Incorporation of the Corporation is hereby amended by striking out the first sentence of Article 4(a) thereof and by substituting in lieu of said sentence the following new sentence:

      "The total number of shares of stock which the corporation shall have authority to issue is 153,000,000 shares as follows: (i) 150,000,000 shares shall be designated as common stock, par value $.0001 per share; and (ii) 3,000,000 shares shall be designated as preferred stock, par value $.001 per share."

      2. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      3. The effective time of the amendments herein certified shall be the date of filing of this Certificate of Amendment.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name on this 15th day of December, 2003.

                                                ASTRALIS LTD.


                                                By:  /s/ Mike Ajnsztajn
                                                -------------------------------
                                                Name:   Mike Ajnsztajn
                                                Title:  Chief Executive Officer

              CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                                 ASTRALIS LTD.
                        (Pursuant to Section 151 of the
                       Delaware General Corporation Law)

      Astrails Ltd., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation by Article 4 of the Certificate of Incorporation of the Corporation, as amended to date (the "Certificate of Incorporation"), the following resolution was adopted as of December 6, 2001 by the Board of Directors of the Corporation pursuant to
Section 141 of the Delaware General Corporation Law:

      "WHEREAS, pursuant to authority vested in the Board of Directors of the Corporation by Article 4 of the Corporation's Certificate of Incorporation, as amended to date, and in accordance with the provisions of Section 141 of the Delaware General Corporation Law, of the total outstanding number of 3,000,000 shares of Preferred Stock, par value $0.001 per share of the Corporation, a series of Convertible Preferred Stock of the Corporation is established, consisting of 2,000,000 shares to be designated "Series a Convertible Preferred Stock" (hereinafter called the "Convertible Preferred Stock"); the Board of Directors be and hereby is authorized to issue such shares of Convertible Preferred Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine; and subject to the limitations provided by law and by the Certificate of Incorporation, the powers, designations, preferences and other special rights, and qualifications, limitations or restrictions upon, shall be as follows:

1.    Dividends

      The holders of Convertible Preferred Stock shall be entitled to receive out of funds that are legally available therefore when, as and if declared by the Board of Directors noncumulative cash dividends (the "Dividends") at the applicable dividend rate (the "Applicable Dividend Rate"), which shall be the greater of (1) six percent of the Preferred Share Purchase Price, per share of Convertible Preferred Stock or, (2) the amount that such holders would have been entitled to receive per share of Convertible Preferred Stock had such holders converted their shares of Convertible Preferred Stock to Common Stock immediately prior to the record date for the payment of a dividend or other distribution to the holders of Common Stock. The "Preferred Share Purchase Price" means $10.00 per share of Convertible Preferred Stock adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or similar recapitalization affecting such shares of Convertible Preferred Stock. So long as any shares of Convertible Preferred Stock shall remain outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on shares of Common Stock or any equity security having a preferential right to dividends ranking junior to the rights of the Convertible Preferred Shares until all declared and unpaid dividends on the shares of Convertible Preferred Stock have been paid. No dividends shall be declared on the Common Stock or any equity security having a preferential right to dividends ranking junior to the rights of the Convertible Preferred Stock (other than dividends payable in Common Stock for which an adjustment is made pursuant to Section 3.4.1 hereof) unless and until a dividend in an amount equal to or greater than the dividend declared on the Common Stock or such equity security shall have been paid to, or declared and a sum sufficient for the payment thereof set apart for, the Convertible Preferred Stock. For purposes of this provision, dividends shall be computed on an as-converted basis.

2.    Liquidation and Sale of Control

      2.1   Liquidation

            Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each a "Liquidation Event"), the holders of the shares of Convertible Preferred Stock shall be entitled, before any distribution or payment is made upon any Common Stock or any other equity security of the Corporation that ranks junior to the Convertible Preferred Stock with respect to payment upon liquidation, to be paid an amount per share of Convertible Preferred Stock held by such holder equal to the sum of the Preferred Share Purchase Price plus the amount computed at a rate of six percent of the Preferred Share Purchase Price per annum (or a proportional part thereof for a portion of a year) commencing as of the date the particular shares of Convertible Preferred Stock are issued (such date to be referred to as the "Applicable Issue Date" and such amount to be paid upon a Liquidation Event to be referred to as the "Sale of Control Preference"). If upon such Liquidation Event, the assets to be distributed among the holders of Convertible Preferred Stock of the Corporation shall be insufficient to permit payment to the holders of Convertible Preferred Stock of the full amount of the aggregate Liquidation Preference, then the entire assets of the Corporation to be so distributed shall be distributed to the holders of Convertible Preferred Stock. Upon any such Liquidation Event after the holders of Convertible Preferred Stock shall have been paid in full the Liquidation Preference, the remaining net assets of the Corporation shall be distributed pro rata to the holders of Convertible Preferred Stock (treated on an as if-converted basis) and the holders of Common Stock. Written notice of such Liquidation Event, stating a payment date, the amount of the Liquidation Preference and the place where said sums shall be payable shall be given by mail, postage prepaid, not less than 20 or more than 60 days prior to the payment date stated therein, to the holders of record of the Convertible Preferred Stock and the Common Stock, such notice to be addressed to each shareholder at his post office address as shown by the records of the Corporation.

      2.2   Sale of Control

            A consolidation, merger or amalgamation of the Corporation into or with any other corporation or corporations including by way of transfer or assignment by shareholders of shares of the Corporation or the transfer of all or substantially all of the assets of the Corporation in any single transaction or a series of related transactions, in each case under circumstances in which the holders of a majority in voting power of the outstanding Common Stock of the Corporation, immediately prior to such a merger, consolidation or sale, own less than a majority in voting power of the outstanding capital stock of the Corporation or the surviving or resulting Corporation or acquirer, as the case may be, immediately following such a merger, consolidation, amalgamation or sale shall hereinafter be referred to as a "Sale of Control Event". Unless waived in writing by the holders of two thirds of the outstanding shares of Convertible Preferred Stock, upon a Sale of Control Event the holders of the shares of Convertible Preferred Stock shall be entitled, before any distribution or payment is made upon any Common Stock or any other equity security of the Corporation that ranks junior to the Convertible Preferred Stock with respect to payment upon liquidation, to be paid an amount per share of Convertible Preferred Stock held by such holder equal to the sum of the Preferred Share Purchase Price plus the amount computed at a rate of 30 percent of the Preferred Share Purchase Price per annum (or a proportional part thereof for a portion of a year) commencing as of the Applicable Issue Date (such amount to be paid upon a Sale of Control Event to be referred to as the "Sale of Control Preference"). If upon such Sale of Control Event the assets to be distributed among the holders of Convertible Preferred Stock of the Corporation shall be insufficient to permit payment to the holders of Convertible Preferred Stock of the full amount of the aggregate Sale of Control Preference, then the entire assets of the Corporation to be so distributed shall be distributed to the holders of Convertible Preferred Stock. Written notice of such Sale of Control Event, stating a payment date, the amount of the Sale of Control Preference and the place where said sums shall be payable shall be given by mail, postage prepaid, not less than 20 or more than 60 days prior to the payment date stated therein, to the holders of record of the Convertible Preferred Stock and the Common Stock, such notice to be addressed to each shareholder at his post office address as shown by the records of the Corporation.

3.    Conversion

      3.1   Holders' Right to Convert

            Subject to the terms and conditions of this Section 3, the holder of any share or shares of Convertible Preferred Stock shall have the right, at its option at any time to convert any such shares of Convertible Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Convertible Preferred Stock so to be converted by the Preferred Share Purchase Price (plus any declared but unpaid dividends on such shares of Convertible Preferred Stock) and dividing the result by the Conversion Price in effect at the date any share or shares of Convertible Preferred Stock are surrendered for conversion; provided, however that the minimum number of such shares of Convertible Preferred Stock to be converted at any one time shall be 100,000, adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or similar recapitalization affecting such shares of Convertible Preferred Stock. The price that shall be used for calculating the number of shares of Common Stock that shall be delivered upon conversion of the Convertible Preferred Stock shall initially be $2.50 per share, and shall be adjusted or reset in accordance with this Section 3 (such price, as last adjusted or reset, being referred to herein as the "Conversion Price"). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Convertible Preferred Stock into Common Stock, and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock, shall be issued.

      3.2   Issuance of Certificates; Time Conversion Effected

            In the case of conversion pursuant to Section 3.1, promptly after the receipt by the Corporation of the written notice referred to in Section 3.1 and surrender of the certificate or certificates for the share or shares of the Convertible Preferred Stock to be converted, or in the case of conversions pursuant to Section 3.8 and 3.9 after surrender of the certificate or certificates for the share or shares of the Convertible Preferred Stock to be converted and on the date immediately following the date such conversion shall be deemed to have been effected (as set forth below), the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on (i) in the case of conversions pursuant to Section 3.1, the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such shares shall have been surrendered as aforesaid, (ii) in the case of conversions pursuant to Section 3.8, the date on which the Qualified Public Offering is consummated, and (iii) in the case of conversions pursuant to Section 3.1, the conversion date specified in the written notice referred to in Section 3.11. At such time the rights of the holder of such share or shares of Convertible Preferred Stock shall cease (provided, however, that holders of shares of Convertible Preferred Stock at the close of business on a record date for any payment of Dividends shall be entitled to receive the Dividend payable on such shares notwithstanding the conversion of such shares following such record date and before such Dividends have been paid) and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

      3.3   Fractional Shares: Partial Conversion

            No fractional shares shall be issued upon conversion of the Convertible Preferred Stock into Common Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. In case the number of shares of Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to Sections 3.1 or 3.9 exceeds the number of shares converted, the Corporation shall upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate for the number of shares of Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

      3.4   Adjustment of Conversion Price

            The Conversion Price shall be subject to adjustments from time to time as follows:

            3.4.1 In case the Corporation shall pay or make a dividend or other distribution on shares of any class of capital stock payable in shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be decreased by multiplying such Conversion Price by a fraction of which (i) the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and (ii) the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such decrease to become effective immediately after the opening of business on the day following the date fixed for such determination. If, after any such date fixed for determination, any dividend or distribution is not in fact paid, the Conversion Price shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Price that would have been in effect if such determination date had not been fixed. For the purposes of this
            Section 3.4.1 the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

            3.4.2 In case the Corporation shall in any manner issue or grant (whether directly or by assumption in a merger or otherwise, other than upon a consolidation or merger to which Section 3.5 applies) rights, options, warrants, exchangeable securities or convertible securities (each referred to herein as "rights") to any person entitling such person to subscribe for or purchase shares of Common Stock at a price per share less than the Conversion Price, on the date fixed for the determination of person is entitled to receive such Rights (other than any Rights that by its terms will also be issued to any holder upon conversion of a Preferred Share into shares of Common Stock without any action required by the Corporation or any other Person), the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be decreased by multiplying such Conversion Price by a fraction of which (i) the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such Rights would purchase at the Conversion Price on the date fixed for such determination and (ii) the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase pursuant to such Rights, such decrease to become effective immediately after the opening of business on the day following the date fixed for such determination. If, after any such date fixed for determination, any such Rights are not in fact issued, or are not exercised prior to the expiration thereof, the Conversion Price shall be immediately readjusted, effective as of the date such Rights expire, or the date the Board of Directors determines not to issue such Rights, to the Conversion Price that would have been in effect if the unexercised Rights had never been granted or such determination date had not been fixed, as the case may be. For the purposes of this Section 3.4.2, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not issue any Rights in respect of shares of Common Stock held in the treasury of the Corporation.

            3.4.3 In case the Corporation shall subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately decreased, and, conversely, in case the Corporation shall combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective. Such adjustment shall be made successively whenever any such event occurs.

            3.4.4 In case the Corporation shall, by dividend or otherwise, distribute to holders of its Common Stock evidences of its indebtedness, shares of any class of capital stock or other assets (including securities, but excluding (i) any dividend or distribution referred to in Section 3.4.1, (ii) any Rights referred to in Section 3.4.2, (iii) any dividend or distribution paid exclusively in cash, and (iv) mergers or consolidations to which Section 3.5 applies), then, on the date for the determination of holders of shares of Common Stock entitled to receive such distribution and in each such case, immediately after the close of business on such date for determination, the Conversion Price shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for determination of the stockholders entitled to receive such distribution by a fraction (i) the numerator of which shall be equal to the current market price per share of Common Stock (determined as provided in Section 3.4.8) on such date fixed for determination less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a board resolution) of the portion of the assets, shares or evidences of indebtedness so distributed applicable to one share of Common Stock and (ii) the denominator of which shall be equal to the current market price per share of Common Stock (determined as provided in Section 3.4.8) on such date fixed for determination. If after any such date fixed for determination, any such distribution is not in fact made, the Conversion Price shall be immediately readjusted, effective as of the date of the Board of Directors determines not to make such distribution, to the Conversion Price that would have been in effect if such determination date had not been fixed.

            3.4.5 In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock cash (excluding any cash that is distributed as part of a distribution referred to in
            Section 3.4.4 or cash distributed upon a merger or consolidation to which Section 3.5 applies) in an aggregate amount that, combined together with (I) the aggregate amount of any other cash distributions to all holders of its Common Stock made exclusively in cash within the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to this
            Section 3.4.5 has been made exceeds 6% of the product of the current market price per share (determined as provided in Section 3.4.8) of the Common Stock on the date for the determination of holders of shares of Common Stock entitled to receive such distribution times the number of shares of Common Stock outstanding on such date (the "aggregate current market price"), then, and in each such case, immediately after the close of business on such date for determination, the Conversion Price shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for determination of the stockholders entitled to receive such distribution by a fraction (i) the numerator of which shall be equal to the current market price per share (determined as provided in Section 3.4.8) of the Common Stock on the date fixed for such determination less an amount equal to the quotient of
            (x) the excess of such cash amount over such aggregate current market price divided by (y) the number of shares of Common Stock outstanding on such date for determination and (ii) the denominator of which shall be equal to the current market price per share (determined as provided in Section 3.4.8) of the Common Stock on such date fixed for determination.

            3.4.6 In case a tender offer made by the Corporation or any subsidiary for all or any portion of the Common Stock shall expire and such tender offer (as amended upon the expiration thereof) shall require the payment to stockholders of consideration having a fair market value per share of Common Stock (as determined by the Board of Directors, whose determination shall be conclusive and described in a board resolution) that exceeds the market price per share (determined as provided in Section 3.4.8) of the Common Stock in effect on the date the tender offer is publicly announced, then, and in each such case immediately prior to the opening of business on the day after the last date tenders could have been made pursuant to such tender offer (as it may be amended) (the "Expiration Date"), the Conversion Price shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Price by a fraction (i) the numerator of which shall be equal to (A) the product of (I) the current market price per share of Common Stock (determined as provided in Section 3.4.8) in effect immediately prior to close of business on the Expiration Date multiplied by (II) the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Date less (B) the aggregate fair market value of the consideration to be paid to stockholders, and
            (ii) the denominator of which shall be equal to the product of (A) the current market price per share of Common Stock (determined as provided in Section 3.4.8) in effect immediately prior to close of business on the Expiration Date multiplied by (B) the number of shares of Common Stock outstanding (including any tendered shares) as of the Expiration Date less the number of all shares validly tendered and not withdrawn as of the Expiration Date.

            3.4.7 If, on each of the first, second and third anniversaries (respectively the "First Reset Date", "Second Reset Date" and "Third Reset Date", and together the "Reset Dates") of the Original Issuance Date, the current market price per share of Common Stock (determined as provided in Section 3.4.8) up to but excluding such Reset Date (the "Average Closing Price") is less than the Conversion Price, the Conversion Price will be reset to be equivalent to the Average Closing Price; provided, however, that the Conversion Price shall not be reduced to a price which is below the Minimum Conversion Price and provided, further, that the Conversion Price shall not be reset on the Third Reset Date if, prior to the Third Reset Date, the United States Patent and Trademark Office has issued a patent or a notice of allowance with claims having substantially the same scope as the independent claims originally filed on March 15, 2001, in United States Patent Application Serial Number 09/809,003, entitled "Composition And Methods For The Treatment And Clinical Remission Of Psoriasis," and covering a psoriasis vaccine marketed and commercialized by the Corporation. The "Minimum Conversion Price" shall be (i) on the First Reset Date the lower of $1.60 or the price which results from multiplying $1.60 by a fraction of which the numerator is the then applicable Conversion Price and the denominator is $2.50, (ii) on the Second Reset Date the lower of $1.60 or the price which results from multiplying $1.60 by a fraction of which the numerator is the Conversion Price that would be applicable if there had been no reset of the Conversion Price pursuant to this Section 3.4.7 on the First Reset Date and the denominator is $2.50, and (iii) on the Third Reset Date the lower of $0.20 or the price which results from multiplying $0.20 by a fraction of which the numerator is the Conversion Price that would be applicable if there had been no reset of the Conversion Price pursuant to this Section 3.4.7 on the First and Second Reset Dates and the denominator is $2.50. The Conversion Price shall not be reset if the Average Closing Price, calculated in respect of a Reset Date is greater than the Conversion Price. "Trading Day" shall means a day during which trading in securities generally occurs in the applicable securities market or on the principal securities exchange on which the Common Stock is then listed or quoted.

            3.4.8 For the purpose of any computation under this Section 3, (i) if the Common Stock is listed on a recognized national securities exchange or quoted on the Nasdaq Stock Market or the Nasdaq SmallCap Market, the current market price per share of Common Stock on any date shall be calculated by the Corporation and be the average of the daily closing prices per share for the ten Trading Days ending the day before the "ex" date with respect to the issuance or distribution requiring such computation, or the Reset Date, and (ii) otherwise the current market price per share of Common Stock on any date shall be equal to the Conversion Price on such date. For purposes of this paragraph, the term "'ex' date", when used with respect to any issuance or distribution, means the first date on which the Common Stock trades in the applicable securities market or on the applicable securities exchange without the right to receive such issuance or distribution.


            3.4.9 No adjustment or reset of the Conversion Price shall be made in an amount less than $0.01 per share, and any such lesser adjustment or reset shall be carried forward and shall be made at the time and together with the next subsequent adjustment or reset which together with any adjustments or resets so carried forward shall amount to $0.01 per share or more.

            3.4.10 Notwithstanding the foregoing provisions of this Section, no adjustment of the Conversion Price shall be made for (i) shares of Common Stock issuable upon the exercise of stock options or stock purchase rights or otherwise that have been or may be granted to officers, directors, employees or consultants of the Corporation with the approval of the Board of Directors, (ii) shares of Common Stock issuable upon the exercise of options or warrants outstanding on the date of the first issuance of shares of Convertible Preferred Stock (the "Original Issuance Date"), (iii) securities that have been approved for issuance or grant by the holders of at least two-thirds of the outstanding shares of Convertible Preferred Stock, or (iv) shares of Common Stock issuable upon conversion of Convertible Preferred Stock.

            3.4.11 To the extent permitted by applicable law, the Corporation from time to time may decrease the Conversion Price by any amount for any period of time if the Board of Directors shall have made a determination that such decrease would be in the best interests of the Corporation, which determination shall be conclusive.

      3.5   Merger or Consolidation

            Except in the case of a Sale of Control Event with respect to which the holders of the Convertible Preferred Stock have not waived their entitlement to be paid the Sale of Control Preference as set forth in Section 2.2, in case of any consolidation, merger or amalgamation of the Corporation with or into any other Person, any merger of another Person with or into the Corporation (other than a merger which does not result in any reclassification, reorganization, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), or the reorganization or reclassification of Common Stock into securities other than Common Stock, or any conveyance, sale, transfer or lease of all or substantially all of the assets of the Corporation, then, as a condition of such consolidation, merger, amalgamation, reorganization or reclassification, conveyance, sale, transfer or lease, lawful and adequate provision shall be made whereby each holder of a share or shares of Convertible Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such share or shares of the Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such consolidation, merger, amalgamation, reorganization or reclassification, conveyance, sale, transfer or lease, not taken place and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights (including an immediate adjustment, by reason of such consolidation, merger, amalgamation, reorganization or reclassification, conveyance, sale, transfer or lease, of the Conversion Price, to the value for the Common Stock reflected by the terms of such consolidation, merger, amalgamation, reorganization or reclassification, conveyance, sale, transfer or lease if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger, amalgamation, reorganization or reclassification, conveyance, sale, transfer or lease). In the event of a consolidation, merger, amalgamation, reorganization or reclassification, conveyance, sale, transfer or lease as a result of which a greater or lesser number of shares of common stock of the surviving Corporation are issuable to holders of the Common Stock of the Corporation outstanding immediately prior to such consolidation, merger, amalgamation, reorganization or reclassification, conveyance, sale, transfer or lease, the Conversion Price in effect immediately prior to such consolidation, merger, amalgamation, reorganization or reclassification, conveyance, sale, transfer or lease shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation. The Corporation will not effect any such consolidation, merger, amalgamation, reorganization or reclassification, conveyance, sale, transfer or lease, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation, merger, amalgamation, reorganization or reclassification, conveyance, sale, transfer or lease, shall assume by written instrument executed and mailed or delivered to each holder of shares of Convertible Preferred Stock at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

      3.6   Notice of Adjustment

            Upon any adjustment or reset of the Conversion Price, then, and in each such case the Corporation shall give written notice thereof by first class mail, postage prepaid, addressed to each holder of shares of Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment or reset, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

      3.7   Other Notices

            In case at any time:

            (1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

            (2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;

            (3) there shall be any capital reorganization or reclassification of the Common Stock of the Corporation, any consolidation, merger or amalgamation of the Corporation with or into any other Person, any merger of another Person with or into the Corporation (other than a merger which does not result in any reclassification, reorganization, conversion, exchange or cancellation of outstanding shares of Common

Stock of the Corporation), or any conveyance, sale, transfer or lease of all or substantially all of the assets of the Corporation; or

            (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

      3.8   Automatic Conversion

            Subject to the Conversion Conditions as set forth in Section 3.10, each outstanding share of Convertible Preferred Stock shall be automatically converted into the number of shares of Common Stock equal to the quotient obtained by dividing (i) the product of the Preferred Share Purchase Price (plus any declared but unpaid dividends thereon), and the number of shares of Convertible Preferred Stock being converted by (ii) the Conversion Price (as adjusted or reset in accordance with this Section 3), if at any time the Corporation shall consummate an underwritten public offering (a "Qualified Public Offering ") of shares of its Common Stock registered under the Securities Act of 1933, as amended (the "Securities Act"), where the proceeds to the Corporation (prior to deducting any underwriters' discounts and commissions) equals or exceeds thirty million dollars ($30,000,000) and where the price per share of Common Stock offered to investors in such offering (without subtracting any underwriters discounts or commissions) exceeds the greater of $5.00 per share or two times the Conversion Price (as adjusted or reset in accordance with this Section 3). The Corporation shall provide notice of any conversion of shares of Convertible Preferred Stock to holders of record of such shares of Convertible Preferred Stock in accordance with Section 3.11 and each such holder of shares of Convertible Preferred Stock to be converted must surrender the certificates evidencing such shares (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state). Such conversion shall be effected at the time of and subject to the consummation of the Qualified Public Offering and otherwise in accordance with the provisions of Sections 3.2 and 3.3 hereof.

      3.9   Conversion at the Corporation's Option

            Subject to the Conversion Conditions as set forth in Section 3.10, at the option of the Corporation, the Corporation may in any twelve month period beginning after the second anniversary of the date hereof convert up to 500,000 shares of Convertible Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Convertible Preferred Stock so to be converted by the Preferred Share Purchase Price (plus any declared but unpaid dividends thereon) and dividing the result by the Conversion Price (as adjusted or reset in accordance with this Section 3), provided, however, that such conversion may only occur if the average closing sale price per share of the Corporation's Common Stock calculated based on the closing sale price per share of the Corporation's Common Stock for the thirty preceding consecutive Trading Days exceeds the greater of $10.00 or four times the Conversion Price (as adjusted or reset in accordance with this Section 3). The shares of Convertible Preferred Stocks to be converted shall be selected by lot or pro rata (as nearly as possible) or by any other equitable method determined by the Board of Directors. The Corporation shall effect such conversion in accordance with the provisions of Sections 3.2 and 3.3 hereof and shall provide notice of any conversion of shares of Convertible Preferred Stock to holders of record of such shares of Convertible Preferred Stock to be converted in accordance with Section 3.11. Each such holder of shares of Convertible Preferred Stock to be converted must surrender the certificates evidencing such shares (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state).

      3.10  Conversion Conditions

            The provisions relating to the automatic conversion of the Convertible Preferred Stock or the conversion of the Convertible Preferred Stock at the Corporation's option, set forth in Section 3.8 and 3.9 respectively, shall only be effective if the following conditions (the "Conversion Conditions") are satisfied: (i) the Common Stock at the proposed date of conversion is listed on a recognized national securities exchange or quoted on the Nasdaq Stock Market or the Nasdaq SmallCap Market, (ii) the resale of the shares of the Corporation's Common Stock issuable upon conversion of such Convertible Preferred Stock has been registered with the Securities and Exchange Commission and the Corporation shall have performed all other obligations to be performed by it under the Registration Rights Agreement between the Corporation and SkyePharma PLC to be executed on December 10, 2001, and (iii) none of the following shall have occurred or shall exist:

            3.10.1 any representation or warranty made in writing by or on behalf of the Corporation in the Purchase Agreement between the Corporation and SkyePharma PLC to be executed on December 10, 2001 or in any writing furnished in connection with the transactions contemplated thereby proves to have been false or incorrect in any material respect on the date as of which made;

            3.10.2 the Corporation (a) shall have defaulted (as principal or as guarantor or other surety) in the payment of any principal of or premium or interest on any indebtedness beyond any period of grace provided with respect thereto, or (b) shall have defaulted in the performance of or compliance with any term of any evidence of indebtedness and as a consequence of such default or condition such indebtedness shall have become, or shall have been declared due and payable before its stated maturity or before its regularly scheduled dates of payment;

            3.10.3 the Corporation (i) is generally not paying, or shall have admitted in writing its inability to pay, its debts as they become due, (ii) shall have filed, or consented by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, readjustment of debt, dissolution, liquidation, administration, moratorium or other similar law of any jurisdiction, (iii) shall have made an assignment for the benefit of its creditors, (iv) shall have consented to the appointment of a custodian, receiver, administrative receiver, administrator, supervisor, liquidator, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) shall have been adjudicated as bankrupt or insolvent or to be liquidated, (vi) shall have ceased or threatened in writing to cease, or shall have suspended or threatened in writing to suspend, making payments in respect of its debts and other obligations, (vii) shall have ceased carrying on all or substantially all of its business, (viii) shall have proposed or entered into any composition, scheme of arrangement or other arrangement for the benefit of its creditors generally or any class of creditors, (ix) shall have commenced a voluntary winding-up or dissolution, (x) shall have applied to a court for an administration order under the Bankruptcy Code or any similar statute, or (xi) shall have taken corporate action for the purpose of any of the foregoing;

            3.10.4 a court or governmental authority of competent jurisdiction shall have entered an order appointing, without consent by the Corporation, a custodian, receiver, administrative receiver, administrator, supervisor, liquidator, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property (or any such person shall have been appointed by one or more creditors of the Corporation), or constituting an order for relief or approving a petition for relief or reorganization, or approving or imposing any suspension or moratorium of payments, or approving any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or other similar law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Corporation, or any such petition shall have been filed against the Corporation or any of its subsidiaries and such petition shall not have been dismissed or all or any substantial part of the property of the Corporation is sequestered by court order and such order remains in effect; or

            3.10.5 a final judgment or judgments for the payment of money aggregating in excess of $50,000 (or the equivalent thereof in another currency) (exclusive of judgment amounts which are covered by insurance and in respect of which such insurer has not denied its liability in writing) shall have been rendered against the Corporation and which judgments have not been, after entry thereof, bonded or discharged;

            3.10.6 the Corporation shall have consolidated, merged or amalgamated with or into another person where the Corporation is not the surviving corporation or that result in the issuance or exchange of shares representing fifty percent (50%) or more of the outstanding voting capital stock of the Corporation; or

            3.10.7 the Corporation shall have conveyed, transferred or leased substantially all of its assets to another person.

      3.11 Notices of Automatic Conversion or Conversion at the Corporation's Option

            In case of conversion of shares of Convertible Preferred Stock pursuant to Sections 3.8 or 3.9 the Corporation shall provide notice of any conversion of shares of Convertible Preferred Stock to holders of record of such shares of Convertible Preferred Stock to be converted not less than 30 nor more than 60 days before the date fixed for such conversion. Any such notice shall be provided by first class mail, postage prepaid, addressed to each holder of any shares of Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation. Each such notice shall state, as appropriate, the following and may contain such other information as the Corporation deems advisable: (a) the conversion date; (b) the number of such shares of Convertible Preferred Stock held by such holder to be converted; (c) the Conversion Price;
(d) the number of shares of Common Stock deliverable upon converted of each Preferred Share to be converted; (e) the place or places where one or more certificates for such shares of Convertible Preferred Stock are to be surrendered for converted.

      3.12  Stock to be Reserved

            The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Convertible Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes) and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Corporation will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all options and conversion of Convertible Securities, including upon conversion of the Convertible Preferred Stock, would exceed the total number of shares of such class of Common Stock then authorized by the Corporation's Certificate of Incorporation.

      3.13  No Reissuance of Convertible Preferred Stock

            Shares of Convertible Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.

      3.14  Issue Tax

            The issuance of certificates for shares of Common Stock upon conversion of the Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax, duty or charge in respect thereof, provided that the Corporation shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Convertible Preferred Stock which is being converted.

      3.15  Closing of Books

            The Corporation will at no time close its transfer books against the transfer of any Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Convertible Preferred Stock in any manner which interferes with the timely conversion of such Convertible Preferred Stock.

      3.16  Definition of Common Stock

            As used in this Certificate of Designation, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock as constituted on the date of filing of this Certificate of Designation and shall also include any capital stock of any class of the Corporation thereafter authorized that shall not be limited to a fixed sum in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that such term, when used to describe the securities receivable upon conversion of shares of the Convertible Preferred Stock of the Corporation, shall include only shares designated as Common Stock of the Corporation on the date of filing of this Certificate of Designation, any shares resulting from any combination or subdivision thereof referred to in Section 3.4.3, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Section 3.5.

      4.    Voting Rights

            4.1 Two-Thirds Vote of Holders

            At any time when shares of Convertible Preferred Stock are outstanding, and in addition to any other vote of the holders of Convertible Preferred Stock required by law or by the Certificate of Incorporation, without the prior affirmative consent or vote of the holders of at least two thirds of the outstanding shares of the Convertible Preferred Stock then outstanding , given in person or by proxy, either in writing or at a special meeting called for that purpose, the Corporation will not:

            (i) authorize, create, designate, establish or issue shares of, any class or series of capital stock ranking senior to or on parity with the Convertible Preferred Stock or reclassify any shares of Common Stock into shares having any preference or priority as to dividends or assets superior to any such preference or priority of Convertible Preferred Stock; or

            (ii) amend, alter or repeal, whether by merger, consolidation or otherwise, the Certificate of Incorporation or By-laws of the Corporation or the Resolutions contained in the Certificate of Designations of the Convertible Preferred Stock and the powers, preferences, privileges, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, which would adversely affect any right, preference, privilege or voting power of the Convertible Preferred Stock, or which would increase the amount of authorized shares of the Convertible Preferred Stock or of any other series of preferred stock ranking senior to the Convertible Preferred Stock, with respect to the payment of dividends (whether or not such series of preferred stock is cumulative or noncumulative as to payment of dividends) or liquidation.

      4.2   Corporate Transactions

            With respect to the matters (the "Corporate Transactions") listed in this Section 4.2, the Corporation shall not, without the prior affirmative unanimous consent or vote of the Board of Directors:

            (i) consolidate, merge or amalgamate the Corporation with or into another person, merge another person with or into the Corporation, reorganize or reclassify the Common Stock into securities other than Common Stock or convey, sell, transfer or lease substantially all of the Corporation's assets to another person;

            (ii) liquidate, dissolve or wind up the Corporation, whether voluntary or involuntary;

            (iii) effect any transactions individually or in aggregate in excess of $350,000 with any current or former director, officer, employee or stockholder or member of the Corporation or any associate or affiliate thereof, or any parent, spouse, child, brother, sister or any other relative with a relationship (by blood, marriage or adoption) of not more remote than first cousin of any of the foregoing; or

            (iv) increase the compensation of any executive or executives which individually or in the aggregate would be material to Corporation's compensation expenses.

      5.    Appointment of Director

            The holders of Convertible Preferred Stock shall have the exclusive right to elect one member of the Board of Directors (the "Preferred Stock Director"). In any such election the holders of Convertible Preferred Stock shall be entitled to cast one vote per share of Convertible Preferred Stock held of record on the record date for the determination of such holders entitled to vote on such election. The initial Preferred Stock Director shall be elected at a meeting of the holders of the Convertible Preferred Stock to be held as soon as practicable after the first Applicable Issue Date and thereafter shall be elected at the same time as other members of the Board of Directors. A Preferred Stock Director may only be removed by the written consent or affirmative vote of at least two-thirds of the Convertible Preferred Stock. If for any reason a Preferred Stock Director shall resign or otherwise be removed from the Board of Directors, then his or her replacement shall be a person elected by the holders of the Convertible Preferred Stock, in accordance with the voting procedures set forth in this Section. The Preferred Stock Director shall be appointed by the Board of Directors to serve on each committee of the Board of Directors.

      6.    No Waiver

            Except as otherwise modified or provided for herein, the holders of Convertible Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the Delaware General Corporation Law.

      7.    No Impairment

            The Corporation will not, through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all time in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights, Liquidation Preference and Sale of Control Preference granted hereunder of the holders of the Convertible Preferred Stock against impairment.

            IN WITNESS WHEREOF, this Certificate of Designations has been executed by the Corporation by its CEO as of December 7, 2001.


                                Astralis Ltd.



                                By:  /s/ Mike Ajnsztajn
                                     -----------------------------
                                Name:   Mike Ajnsztajn
                                Title:  CE0

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  ASTRALIS LTD.

            The undersigned, a natural parson, for the purpose or organizing a corporation for conducting the business and promoting the purposes hereafter stated under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

            FIRST: The name of the corporation (hereinafter called the "corporation") is ASTRALIS LTD.

            SECOND: The address, including street, number, city, and county, of the registered office of the corporation to the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

            THIRD: The purposes for which the corporation is to be organized are to conduct any lawful business and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

            FOURTH: (a) The total number of share of stock which the corporation shall have authority to issue is 78,000,000 as follows: (i) 75,000,000 shares shall be designated as common stock, par value $.0001 per share; and (ii) 3,000,000 shares shall be designated as preferred stocks, par value $.001 per share.

            (b) Shares of the preferred stock of the corporation may be issued from time to time is one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the corporation prior to the issuance of any shares thereof. Each such class or series of preferred stock shall have such voting powers, full or limited, or no voting powers and such preferences and relative, participating, optional or other special rights and such qualifications, limitation or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

            FIFTH: Elections of directors need not be by written ballot except and to the extent provided otherwise in the bylaws of the corporation. Cumulative voting for the election of directors shall not be permitted.

            SIXTH: The name and mailing addresses of the incorporator is as follows:

NAME                           MAILING ADDRESS
----                           ---------------

Bradley J. Fiorenzo            C/O Riker, Danzig, Scherer, Hyland & Perretti LLP
                               Headquarters Plaza
                               One Speedwell Avenue
                               P.O. Box 1981
                               Morristown, NJ 07962-1981

            SEVENTH: The number of directors constituting the first Board of Directors is two (2) and the name and address of the persons who are to serve as such directors until the first annual meeting of stockholders or until such persons' successors shall be elected and qualified are:


NAME                            MAILING ADDRESS
----                            ---------------

Mike Ajnsztajn                  135 Columbia Turnpike
                                Suite 301
                                Florham Park, NJ 07932

Dr Jose Antonio O'Daly          c/o 135 Columbia Turnpike
                                Suite 301
                                Florham Park, NJ 07932

            EIGHTH: The Corporation is to have perpetual existence

            NINTH: The Board of Director is expressly authorized to make, alter, or repeal, the bylaws of the corporation, subject to the power of the shareholders of the corporation to alter or repeal any by-law whether adopted by them or otherwise.

            TENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title E of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement, and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

            ELEVENTH: One or more or all the Directors of the Corporation elected by the holders of shares of Common Stock may be removed solely for cause and solely pursuant to an affirmative vote of a majority of the Board of Directors. A Director elected by the holder of shares of Preferred Stock may be removed pursuant solely to an affirmative vote at majority of the shares of Preferred Stock.

            ELEVENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

            TWELFTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporations Law of the State of Delaware, as the same nay be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which these indemnified may be entitled under any bylaw, agreement, vote of stockholders of disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall innure to the benefit of the heirs, executors, and administrators of such person.

            THIRTEENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provision authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article THIRTEENTH.


Signed on November 19, 2001

                                    /s/ Bradley J. Fiorenzo
                                    -----------------------
                                    Bradley J. Fiorenzo